Exhibit 5.7
March 21, 2007
Consent of Gordon Doerksen
In connection with NovaGold Resources Inc.’s registration statement on Form F-10 originally dated March 19, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Gordon Doerksen, hereby consent to references to my name and to my involvement in the preparation of a preliminary economic assessment for the Donlin Creek project (the “Technical Information”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Information in the Registration Statement.
Dated at Vancouver, British Columbia, Canada, this 21st day of March, 2007.
/s/  Gordon Doerksen
Gordon Doerksen